Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 15 dated November 23, 2010

to the Prospectus dated April 28, 2010

This Supplement No. 15 supersedes and replaces the following prior supplements to our prospectus dated April 28, 2010: Supplement No. 7 dated September 3, 2010, which superseded and replaced all prior supplements to the registrant’s prospectus dated April 28, 2010, Supplement No. 8 dated September 16, 2010, Supplement No. 9 dated October 6, 2010, Supplement No. 10 dated October 15, 2010, Supplement No. 11 dated October 21, 2010, Supplement No. 12 dated October 29, 2010, Supplement No. 13 dated November 2, 2010 and Supplement No. 14 dated November 15, 2010. This Supplement No. 15 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading “Incorporation by Reference” in this Supplement No. 15. Capitalized terms used in this Supplement No. 15 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 15 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Fees Paid in Connection with Our Offerings	1	82-83
Fees Paid in Connection with Our Operations	2	83
Real Estate Investments	2-16	53-68
Management of the Company	16	69-72
The Investment Advisor	16	73-76
Distribution Policy	17	37-38
Summary Selected Financial Data	17-20	39-42
Description of Shares	21	86-92
Experts	21	124
Incorporation of Certain Information By Reference	21-22	125
Index to Consolidated Financial Statements	F-1	F-1-F-5

Status of Our Current Offering

Our registration statement on Form S-11 relating to this public offering was declared effective by the Securities and Exchange Commission, or the SEC, on January 30, 2009. From January 30, 2009 through September 30, 2010, we have accepted subscriptions from 23,684 investors and issued 91,787,884 common shares pursuant to this public offering, which includes 3,772,899 common shares issued pursuant to our dividend reinvestment plan, and received gross offering proceeds of approximately $915,992,387. As of September 30, 2010, approximately $2,084,007,613 in common shares were available to be offered and sold in this public offering. As of November 12, 2010, 160,342,823 common shares were issued and outstanding. Unless extended, this public offering will not last beyond January 30, 2011 (which is two years after the date of the original prospectus dated January 30, 2009). In certain states, we will be required to renew this registration statement or file a new registration statement to extend the offering beyond this date. If we continue our offering beyond two years from the date of our original prospectus, we will provide that information in a prospectus supplement. We reserve the right to terminate this offering at any time.

Fees Paid in Connection with Our Offerings

For the nine months ended September 30, 2010 and the year ended December 31, 2009, our Dealer Manager earned the following fees:

	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Selling commissions	$23,503,000	$383,000	$23,204,000	$347,000
Dealer manager fees	$9,612,000	$1,197,000	$8,359,000	$412,000
Marketing support fees	$3,682,000	$200,000	$3,462,000	$111,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.

(2)	Payable represents the total unpaid amount due on an accrual basis to the Dealer Manager for services provided as of the balance sheet date specified.

For the nine months ended September 30, 2010 and the year ended December 31, 2009, our Dealer Manager and our Investment Advisor and/or its affiliates earned the following other offering costs:

	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(3)	Payable(4)
Other Offering Costs	$1,259,000	$323,000	$1,426,000	$244,000

(1)	Included in the other offering costs earned is $1,110,000 and $149,000 for the Dealer Manager and the Investment Advisor, respectively.

(2)	Included in the payable amount is $323,000 due to the Dealer Manager as of the balance sheet date specified.

(3)	Included in the other offering costs earned is $1,266,000 and $160,000 for the Dealer Manager and the Investment Advisor, respectively.

(4)	Included in the payable amount is $243,000 and $1,000 due to the Dealer Manager and our Investment Advisor, respectively, as of the balance sheet date specified.

Fees Paid in Connection with Our Operations

For the nine months ended September 30, 2010 and the year ended December 31, 2009, our Investment Advisor and/or its affiliates earned the following fees:

	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	Earned(1)	Payable(2)	Earned(1)	Payable(2)
Acquisition fees and expenses(3)	$5,088,000	$79,000	$4,826,000	$—
Investment management fees(4)	$8,050,000	$990,000	$7,803,000	$757,000
Property management fees	$606,000	$132,000	$656,000	$106,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.

(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.

(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $863,000 and $820,000 by the Investment Advisor for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(4)

The Investment Advisor did not waive any investment management fees for the nine months ended September 30, 2010 or the year ended December 31, 2009. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $1,112,000 and $1,078,000 by the Investment Advisor for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

$238,000 and $0 mortgage banking fees were paid to CBRE Capital Markets, an affiliate of the Investment Advisor, for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. Leasing and brokerage fees aggregating $494,000 and $198,000 were paid to the Investment Advisor or its affiliates for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Construction management fees of $15,000 and $0 were paid to affiliates of the Investment Advisor for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. In addition, no management services fees were paid to CB Richard Ellis, UK, an affiliate of the Investment Advisor, for the nine months ended September 30, 2010.

Our share of investment management and acquisition fees paid to CB Richard Ellis Investors SP Asia II, LLC in connection with our investment in CBRE Strategic Partners Asia were approximately $225,000 and $0, respectively, for the nine months ended September 30, 2010. Through September 30, 2010, we had paid no fees to our Investment Advisor relating to this investment.

Real Estate Investments

This section contains certain information that supplements and updates the information under the section “Real Estate Investments,” which begins on page 53 of our prospectus.

Properties

As of September 30, 2010, we owned, on a consolidated basis, 63 office, retail, and industrial (primarily warehouse/distribution) properties located in 11 states (California, Florida, Georgia, Illinois, Massachusetts, Minnesota, New Jersey, North Carolina, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 9,295,000 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Our consolidated properties were approximately 82.86% leased (based upon square feet) as of September 30, 2010. As of September 30, 2010, certain of our consolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated herein by reference.

In addition, we have ownership interests in five unconsolidated entities that, as of September 30, 2010, owned interests in 30 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 22 industrial, office and retail properties located in seven states (Arizona, Florida, Indiana, North Carolina, Ohio, Tennessee and Texas) and in the United Kingdom and Germany encompassing approximately 8,633,000 rentable square feet. Our unconsolidated properties were approximately 99.82% leased (based upon square feet) as of September 30, 2010. As of September 30, 2010, certain of our unconsolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated herein by reference.

The average effective annual rents for our industrial properties, office properties and retail properties, both consolidated and unconsolidated (but excluding those properties owned through our investment in CBRE Strategic Partners Asia) were approximately $45,439,000, $57,783,000 and $8,297,000, as of September 30, 2010, respectively.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of September 30, 2010. These properties consisted of 54 industrial properties, encompassing 14,358,000 rentable square feet, 28 office properties, encompassing 3,073,000 rentable square feet and three retail properties, encompassing 497,000 rentable square feet.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:
REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	100.00%	21,834
505 Century(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	100.00%	6,095
631 International(3) Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	87.50%	6,836
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	53.18%	18,170
Cherokee Corporate Park(3) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	0.00%	3,775
Community Cash Complex 1(3) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	39.64%	2,690
Community Cash Complex 2(3) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	83.44%	2,225
Community Cash Complex 3(3) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	100.00%	547
Community Cash Complex 5(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	100.00%	824
Fairforest Building 1(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building 4(3) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Fairforest Building 6 Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,469
Fairforest Building 7(3) Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	83.78%	5,626
Greenville/Spartanburg Industrial Park(3) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388
Highway 290 Commerce Park Building 1(3) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	100.00%	5,388
Highway 290 Commerce Park Building 5(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	0.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216
Jedburg Commerce Park(3) Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,991
Kings Mountain I Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	100.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	302	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	0.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	0.00%	7,073
North Rhett III Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	18	100.00%	761
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	0.00%	17,216
Highway 290 Commerce Park Building 2(3) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	42.86%	3,760
Orchard Business Park 1(3) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	33	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	91.74%	17,994
Kings Mountain III(3) Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,728
Enclave on the Lake Houston, TX	7/1/2008	1999	Office	100.00%	171	100.00%	37,827
Avion Midrise III Washington, DC	11/18/2008	2002	Office	100.00%	71	100.00%	21,111
Avion Midrise IV Washington, DC	11/18/2008	2002	Office	100.00%	72	100.00%	21,112
13201 Wilfred Minneapolis, MN	6/29/2009	1999	Warehouse/Distribution	100.00%	335	100.00%	15,340
3011, 3055 & 3077 Comcast Place Oakland, CA	7/1/2009	1988	Office	100.00%	220	100.00%	49,000
140 Depot Street Boston, MA	7/31/2009	2007	Warehouse/Distribution	100.00%	238	100.00%	18,950
12650 Ingenuity Drive Orlando, FL	8/5/2009	1999	Office	100.00%	125	100.00%	25,350

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Crest Ridge Corporate Center 1 Minneapolis, MN	8/17/2009	2009	Office	100.00%	116	100.00%	28,419
West Point Trade Center Jacksonville, FL	12/30/2009	2009	Warehouse/Distribution	100.00%	602	100.00%	29,000
5160 Hacienda Drive(4) Oakland, CA	4/8/2010	1988	Office	100.00%	202	100.00%	38,500
10450 Pacific Center Court(4) San Diego, CA	5/7/2010	1985	Office	100.00%	134	100.00%	32,750
225 Summit Ave(4) New York, NY	6/21/2010	1966	Office	100.00%	143	100.00%	40,600
One Wayside Road(3)(4) Boston, MA	6/24/2010	1998	Office	100.00%	200	100.00%	55,525
100 Tice Blvd.(3)(4) New York, NY	9/28/2010	2007	Office	100.00%	209	100.00%	67,600

Total Domestic Consolidated Properties					9,005	82.86%	854,553

International Consolidated Properties:
602 Central Blvd.(3) Coventry, UK	4/27/2007	2001	Office	100.00%	50	0.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,572
Albion Mills Retail Park Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,098
Maskew Retail Park Peterborough, UK	10/23/2008	2007	Retail	100.00%	145	100.00%	53,740

Total International Consolidated Properties					290	82.77%	129,257

Total Consolidated Properties					9,295	82.86%	983,810

Domestic Unconsolidated Properties(5) :
Buckeye Logistics Center(6) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,573
Afton Ridge Shopping Center(7) Charlotte, NC	9/18/2008	2007	Retail	90.00%	296	94.83%	44,530
AllPoints at Anson Bldg. 1(6) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,150
12200 President’s Court(6) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,995
201 Sunridge Blvd.(6) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,690
Aspen Corporate Center 500(6) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,033
125 Enterprise Parkway(6) Columbus, OH	12/10/2008	2008	Warehouse/Distribution	80.00%	1,142	100.00%	38,088
AllPoints Midwest Bldg. I(6) Indianapolis, IN	12/10/2008	2008	Warehouse/Distribution	80.00%	1,200	100.00%	41,428
Celebration Office Center(3)(6) Orlando, FL	5/13/2009	2009	Office	80.00%	101	100.00%	13,640
22535 Colonial Pkwy(3)(6) Houston, TX	5/13/2009	2009	Office	80.00%	90	100.00%	11,596
Fairfield Distribution Ctr. IX(3)(6) Tampa, FL	5/13/2009	2008	Warehouse/Distribution	80.00%	136	100.00%	7,151
Northpoint III(3)(6) Orlando, FL	10/15/2009	2001	Office	80.00%	108	100.00%	14,592
Goodyear Crossing Ind. Park II(3)(6) Phoenix, AZ	12/07/2009	2009	Warehouse/Distribution	80.00%	820	100.00%	36,516
3900 North Paramount Parkway(3)(4)(6) Raleigh, NC	3/31/2010	1999	Office	80.00%	101	100.00%	11,176
3900 South Paramount Parkway(3)(4)(6) Raleigh, NC	3/31/2010	1999	Office	80.00%	119	100.00%	13,055
1400 Perimeter Park Drive(3)(4)(6) Raleigh, NC	3/31/2010	1991	Office	80.00%	45	100.00%	3,970

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Miramar I(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	94	100.00%	13,645
Miramar II(3)(4)(6)(8) Fort Lauderdale, FL	3/31/2010	2001	Office	80.00%	129	100.00%	20,899

Total Domestic Unconsolidated Properties					7,392	99.79%	418,727

International Unconsolidated Properties
Amber Park(3)(4)(9) South Normanton, UK	6/10/2010	1997	Warehouse/Distribution	80.00%	208	100.00%	12,514
Brackmills(3)(4)(9) Northhampton, UK	6/10/2010	1980	Warehouse/Distribution	80.00%	187	100.00%	13,407
Düren(3)(4)(10) Düren, Germany	6/10/2010	2008	Warehouse/Distribution	80.00%	392	100.00%	13,148
Shönberg(3)(4)(10) Shönberg, Germany	6/10/2010	2009	Warehouse/Distribution	80.00%	454	100.00%	13,819

Total International Unconsolidated Properties					1,241	100.00%	52,888

Total Unconsolidated Properties(5)					8,633	99.82%	471,615

Total Properties(5)					17,928	91.03%	$1,455,425

(1)	Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees/acquisition expenses.

(2)	Includes undeveloped land zoned for future use.

(3)	This property is unencumbered and not secured by mortgage debt.

(4)

The estimated acquisition cap rates for 5160 Hacienda Drive, 10450 Pacific Center Court, 225 Summit Ave, One Wayside Road, 3900 North Paramount Parkway, 3900 South Paramount Parkway, 1400 Perimeter Park Drive, Miramar I, Miramar II, Amber Park, Brackmills, Düren, Shönberg and 100 Tice Blvd. were 8.6%, 7.6%, 7.9%, 7.3%, 9.3%, 9.3%, 9.3%, 10.1%, 10.1%, 8.3%, 8.6%, 8.0%, 8.4% and 6.9%, respectively. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

(5)	Does not include CBRE Strategic Partners Asia properties. For a discussion of these properties, see the “Real Estate Investments—International Properties—Unconsolidated” section in our prospectus.

(6)	This property is held through the Duke joint venture. For a discussion of the Duke joint venture, see the “Real Estate Investments—Domestic Properties—Unconsolidated” section in our prospectus.

(7)	This property is held through the Afton Ridge joint venture.

(8)	Consolidated properties acquired on December 31, 2009 and contributed to the Duke joint venture.

(9)	This property is held through the UK JV. For a discussion of the UK JV, see our Current Report on Form 8-K filed on June 11, 2010.

(10)	This property is held through the European JV. For a discussion of the European JV, see our Current Report on Form 8-K filed on June 11, 2010.

Property Type Concentration

Our property type concentrations as of September 30, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties (1)			Consolidated & Unconsolidated Properties (1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Office	19	2,106	$537,708	9	967	$132,606	28	3,073	$670,314
Warehouse/ Distribution	34	5,881	293,447	12	7,370	294,479	46	13,251	587,926
Retail	2	201	75,838	1	296	44,530	3	497	120,368
Manufacturing	8	1,107	76,817	—	—	—	8	1,107	76,817

Total	63	9,295	$983,810	22	8,633	$471,615	85	17,928	$1,455,425

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Geographic Concentration

Our geographic concentrations as of September 30, 2010 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties (1)			Consolidated & Unconsolidated Properties (1)
Domestic	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
South Carolina	29	3,647	$184,324	—	—	$—	29	3,647	$184,324
Florida	2	725	54,350	6	1,340	99,922	8	2,065	154,272
California	7	688	146,917	—	—	—	7	688	146,917
North Carolina	5	1,360	66,337	4	561	72,731	9	1,921	139,068
Texas	5	563	74,159	2	913	37,286	7	1,476	111,445
New Jersey	2	351	108,200	—	—	—	2	351	108,200
Massachusetts	3	769	94,280	—	—	—	3	769	94,280
Arizona	—	—	—	2	1,425	72,089	2	1,425	72,089
Indiana	—	—	—	2	1,831	68,578	2	1,831	68,578
Minnesota	2	452	43,759	—	—	—	2	452	43,759
Virginia	2	143	42,223	—	—	—	2	143	42,223
Ohio	—	—	—	1	1,142	38,088	1	1,142	38,088
Tennessee	—	—	—	1	180	30,033	1	180	30,033
Georgia	1	122	21,834	—	—	—	1	122	21,834
Illinois	1	185	18,170	—	—	—	1	185	18,170

Total Domestic	59	9,005	854,553	18	7,392	418,727	77	16,397	1,273,280

International
United Kingdom	4	290	129,257	2	395	25,921	6	685	155,178
Germany	—	—	—	2	846	26,967	2	846	26,967

Total International	4	290	129,257	4	1,241	52,888	8	1,531	182,145

Total	63	9,295	$983,810	22	8,633	$471,615	85	17,928	$1,455,425

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Significant Tenants

The following table details our largest tenants as of September 30, 2010 (in thousands):

	Tenant	Primary Industry	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties (1)
			Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Amazon.com(2)	Internet Retail	—	$—	2,056	$7,747	2,056	$7,747
2	Nuance	Software	201	5,263	—	—	201	5,263
3	Eisai	Pharmaceutical and Health care Related	209	4,772	—	—	209	4,772
4	Comcast	Telecommunications	220	4,578	—	—	220	4,578
5	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,277
6	Barr Laboratories	Pharmaceutical and Health Care Related	143	4,061	—	—	143	4,061
7	Unilever(4)	Consumer Products	—	—	1,595	3,864	1,595	3,864
8	PPD Development	Pharmaceutical and Health Care Related	—	—	251	3,616	251	3,616
9	Carl Zeiss	Pharmaceutical and Health Care Related	202	3,337	—	—	202	3,337
10	American LaFrance	Vehicle Related Manufacturing	513	2,979	—	—	513	2,979
11	Prime Distribution Services	Logistics and Distribution	—	—	1,200	2,958	1,200	2,958
12	Kellogg’s	Consumer Product	—	—	1,142	2,817	1,142	2,817
13	B&Q	Home Furnishings/ Home Improvement	104	2,624	—	—	104	2,624
14	Syngenta Seed	Agriculture	116	2,472	—	—	116	2,472
15	Time Warner	Telecommunications	134	2,412	—	—	134	2,412
16	Dr. Pepper	Food service and Retail	602	2,388	—	—	602	2,388
17	REMEC	Defense and Aerospace	133	2,376	—	—	133	2,376
18	US General Services Administration	Government	72	2,197	—	—	72	2,197
19	Verizon Wireless(5)	Telecommunications	—	—	180	2,180	180	2,180
20	Royal Caribbean	Travel/Leisure	—	—	129	2,139	129	2,139
21	Kaplan(6)	Education	125	2,117	—	—	125	2,117
22	Regus Business Centers	Executive Office Suites	86	2,009	—	—	86	2,009
23	Best Buy	Specialty Retail	238	1,657	30	317	268	1,974
24	Disney Vacation Development	Entertainment	—	—	101	1,800	101	1,800
25	Lockheed Martin	Defense and Aerospace	72	1,793	—	—	72	1,793
	Other (101 tenants)	Other (101 tenants)	4,362	20,122	1,934	12,647	6,296	32,769

			7,703	$71,434	8,618	$40,085	16,321	$111,519

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

(2)

Our tenants are Amazon.com.azdc, Inc. in our Buckeye Logistics Center and Goodyear Crossing Park II properties, and Amazon.com.indc, LLC in our AllPoints at Anson Bldg. 1 property, which are all wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary of SBM Offshore.

(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.

(5)	Verizon Wireless is the d/b/a for Cellco Partnership.

(6)	Our tenant is Iowa College Acquisitions Corp., an operating subsidiary of Kaplan, Inc. The lease is guaranteed by Kaplan Inc.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations as of September 30, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Pharmaceutical and Health Care Related	905	$13,769	462	$4,809	1,367	$18,578
Telecommunications	673	8,276	180	2,180	853	10,456
Consumer Products	164	917	3,325	9,393	3,489	10,310
Internet Retail	330	1,426	2,056	7,747	2,386	9,173
Logistics and Distribution	614	2,120	1,791	4,973	2,405	7,093
Software	201	5,263	—	—	201	5,263
Home Furnishings/Home Improvement	462	4,468	35	391	497	4,859
Petroleum and Mining	171	4,277	—	—	171	4,277
Defense and Aerospace	204	4,170	—	—	204	4,170
Vehicle Related Manufacturing	709	4,022	—	—	709	4,022
Travel and Leisure	—	—	229	3,939	229	3,939
Business Services	682	2,462	103	1,224	785	3,686
Education	125	2,117	94	1,517	219	3,634
Food Service and Retail	743	3,238	16	308	759	3,546
Specialty Retail	284	2,752	75	712	359	3,464
Other Manufacturing	893	3,082	—	—	893	3,082
Agriculture	116	2,472	—	—	116	2,472
Government	72	2,197	—	—	72	2,197
Executive Office Suites	86	2,009	—	—	86	2,009
Financial Services	182	1,601	—	—	182	1,601
Utilities	—	—	108	1,280	108	1,280
Apparel Retail	—	—	91	842	91	842
Professional Services	65	673	6	125	71	798
Other Retail	22	123	47	645	69	768

Total	7,703	$71,434	8,618	$40,085	16,321	$111,519

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of September 30, 2010 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2010 (Three months ending December 31, 2010)	118	$185	—	$—	118	$185
2011	189	916	—	—	189	916
2012	775	10,091	33	557	808	10,648
2013	1,258	6,531	411	1,566	1,669	8,097
2014	105	576	15	254	120	830
2015	889	3,582	458	1,288	1,347	4,870
2016	307	1,711	259	4,684	566	6,395
2017	200	3,421	605	5,235	805	8,656
2018	743	8,510	3,088	12,840	3,831	21,350
2019	1,697	13,239	3,253	11,216	4,950	24,455
2020	326	5,702	—	—	326	5,702
Thereafter	1,095	23,101	496	7,021	1,591	30,122

Total	7,702	$77,565	8,618	$44,661	16,320	$122,226

Weighted Average Expiration (years)		8.46		8.57		8.50

(1)

Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Property Portfolio Size

Our portfolio size at the end of each quarter since commencement of our initial public offering through September 30, 2010 is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Cumulative Property Portfolio as of:	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
9/30/2006	9	878	$86,644	—	—	$—	9	878	$86,644
12/31/2006	9	878	86,644	—	—	—	9	878	86,644
3/31/2007	9	878	86,644	—	—	—	9	878	86,644
6/30/2007	10	928	110,491	—	—	—	10	928	110,491
9/30/2007	42	5,439	348,456	—	—	—	42	5,439	348,456
12/31/2007	44	5,576	353,594	—	—	—	44	5,576	353,594
3/31/2008	47	6,257	426,856	—	—	—	47	6,257	426,856
6/30/2008	47	6,257	426,856	1	605	35,636	48	6,862	462,492
9/30/2008	49	6,483	486,777	6	3,307	193,773	55	9,790	680,550
12/31/2008	52	6,771	582,682	8	5,649	273,205	60	12,420	855,887
3/31/2009	52	6,771	582,717	8	5,649	273,130	60	12,420	855,847
6/30/2009	53	7,106	598,103	11	5,976	305,308	64	13,082	903,411
9/30/2009	57	7,805	719,822	11	5,976	305,202	68	13,781	1,025,024
12/31/2009	60	8,630	791,314	13	6,904	356,158	73	15,534	1,147,472
3/31/2010	58	8,407	748,835	18	7,392	418,818	76	15,799	1,167,653
6/30/2010	62	9,086	916,210	22	8,633	471,615	84	17,719	1,387,825
9/30/2010	63	9,295	983,810	22	8,633	471,615	85	17,928	1,455,425

(1)

Net Rentable Square Feet for unconsolidated properties is at 100%. Approximate Total Acquisition Cost is at our pro rata share of effective ownership and does not include our investment in CBRE Strategic Partners Asia.

Rental Operations

Our reportable segments consist of three types of commercial real estate properties for which our management internally evaluates operating performance and financial results: the Domestic Industrial Properties, Domestic Office Properties and International Office/Retail Properties. All periods presented have been revised to report our segment results under our new reportable segment structure. We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company-level general and administrative expenses. The following tables compare the net operating income for the three and nine months ended September 30, 2010 and 2009 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Domestic Industrial Properties
Revenues:
Rental	$5,107	$5,291	$16,407	$14,280
Tenant Reimbursements	1,286	1,378	3,840	3,481

Total Revenues	6,393	6,669	20,247	17,761

Property and Related Expenses:
Operating and Maintenance	305	301	1,038	971
General and Administrative	29	54	191	193
Property Management Fee to Related Party	66	92	204	272
Property Taxes	1,442	1,215	4,327	3,361

Total Expenses	1,842	1,662	5,760	4,797

Net Operating Income	4,551	5,007	14,487	12,964

Domestic Office Properties
Revenues:
Rental	10,182	5,726	25,043	13,211
Tenant Reimbursements	1,753	857	4,799	2,558

Total Revenues	11,935	6,583	29,842	15,769

Property and Related Expenses:
Operating and Maintenance	1,664	894	3,778	2,422
General and Administrative	73	44	244	145
Property Management Fee to Related Party	129	41	190	105
Property Taxes	1,222	878	3,509	2,096

Total Expenses	3,088	1,857	7,721	4,768

Net Operating Income	8,847	4,726	22,121	11,001

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
International Office/Retail Properties
Revenues:
Rental	1,604	2,261	5,079	5,976
Tenant Reimbursements	172	38	308	218

Total Revenues	1,776	2,299	5,387	6,194

Property and Related Expenses:
Operating and Maintenance	175	51	314	225
General and Administrative	313	27	434	94
Property Management Fee to Related Party	71	72	213	82

Total Expenses	559	150	961	401

Net Operating Income	1,217	2,149	4,426	5,793

Reconciliation to Consolidated Net Loss
Total Segment Net Operating Income	14,615	11,882	41,034	29,758
Interest Expense	3,898	2,775	10,232	8,220
General and Administrative	1,151	857	3,374	2,478
Investment Management Fee to Related Party	2,933	2,098	8,050	5,584
Acquisition Expenses	2,195	2,536	7,414	3,534
Depreciation and Amortization	7,941	6,501	21,902	18,371

	(3,503)	(2,885)	(9,938)	(8,429)

Other Income and Expenses
Interest and Other Income	245	77	931	338
Net Settlement Payments on Interest Rate Swaps	(568)	(203)	(1,012)	(436)
Loss on Interest Rate Swaps and Cap	263	(338)	(239)	19
Loss on Note Payable at Fair Value	(21)	(109)	(98)	(802)
Loss on Early Extinguishment of Debt	—	—	(72)	—

Loss Before Provision for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(3,584)	(3,458)	(10,428)	(9,310)

Provision for Income Taxes	(163)	(44)	(248)	(131)
Equity in Income (Loss) of Unconsolidated Entities	2,539	74	5,385	(1,775)

Net Loss	(1,208)	(3,428)	(5,291)	(11,216)

Net Loss Attributable to Non-Controlling Operating Partnership Units	2	16	9	36

Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(1,206)	$(3,412)	$(5,282)	$(11,180)

(1)

Total Segment Net Operating Income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be viewed as an alternative measure of operating performance to our U.S. GAAP presentations provided. Segment “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, including real estate taxes) before depreciation and amortization expense. The Net Operating Income segment information presented consists of the same Net Operating Income segment information disclosed in Note 9 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our consolidated properties as of September 30, 2010:

Location	Property	Original Income Tax Basis	2010 Real Estate Annual Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$316,000
Taunton, MA	300 Constitution Drive	19,805,000	306,000
Alpharetta, GA	Deerfield Commons I	19,572,000	299,000
Alpharetta, GA	Deerfield Commons II	2,262,000	50,000
Allen, TX	505 Century	6,095,000	106,000
Richardson, TX	631 International	5,407,000	104,000
Richardson, TX	660 North Dorothy	6,836,000	115,000
Bolingbrook, IL	Bolingbrook Point III	18,170,000	203,000
Spartanburg, SC	Cherokee Corporate Park	3,775,000	38,000
Spartanburg, SC	Community Cash Complex 1-5	7,987,000	145,000
Spartanburg, SC	Fairforest Bldgs 1-4	19,753,000	356,000
Spartanburg, SC	Fairforest Bldg. 5	16,968,000	264,000
Spartanburg, SC	Fairforest Bldg. 6	7,469,000	160,000
Spartanburg, SC	Fairforest Bldg. 7	5,626,000	137,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,388,000	69,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	20,083,000	370,000
Spartanburg, SC	HJ Park Bldg. 1	4,216,000	105,000
Charleston, SC	Jedburg Commerce Park	41,991,000	759,000
Charlotte, NC	Kings Mountain I	5,497,000	35,000
Charlotte, NC	Kings Mountain II	11,311,000	56,000
Charleston, SC	Mount Holly Building	6,208,000	54,000
Charleston, SC	North Rhett I	10,302,000	143,000
Charleston, SC	North Rhett II	7,073,000	66,000
Charleston, SC	North Rhett III	4,812,000	55,000
Charleston, SC	North Rhett IV	17,060,000	224,000
Charleston, SC	Orangeburg Park Bldg.	5,474,000	181,000
Spartanburg, SC	Orchard Business Park 1 & 2	2,139,000	47,000
Winston-Salem, NC	Union Cross Bldg. I	6,585,000	178,000
Winston-Salem, NC	Union Cross Bldg. II	17,216,000	172,000
Lewisville, TX	Lakeside Office Center	17,994,000	252,000
Charlotte, NC	Kings Mountain III	25,728,000	74,000
Houston, TX	Enclave on the Lake	37,827,000	739,000
Washington, DC	Avion Midrise III	21,111,000	217,000
Washington, DC	Avion Midrise IV	21,112,000	217,000
Minneapolis, MN	13201 Wilfred Lane	15,340,000	530,000
Oakland, CA	3011, 3055 & 3077 Comcast Place	49,000,000	783,000
Boston, MA	140 Depot Street	18,950,000	254,000
Orlando, FL	12650 Ingenuity Drive	25,350,000	349,000
Minneapolis, MN	Crest Ridge Corporate Center I	28,419,000	285,000
Jacksonville, FL	West Point Trade Center	29,000,000	458,000
Oakland, CA	5160 Hacienda Drive	38,500,000	464,000
San Diego, CA	10450 Pacific Center Court	32,750,000	315,000
Montvale, NJ	225 Summit Ave	40,600,000	457,000
Boston, MA	One Wayside Road	55,525,000	544,000
New York, NY	100 Tice Blvd.	67,600,000	609,000
Coventry, UK	602 Central Blvd.	23,847,000	N/A
Reading, UK	Thames Valley Five	29,572,000	N/A
Wakefield, UK	Albion Mills Retail Park	22,098,000	N/A
Peterborough, UK	Maskew Retail Park	53,740,000	N/A

Total		$983,810,000	$11,660,000

Recent Developments

On October 12, 2010, we acquired Ten Parkway North, located in the Parkway North Center development in Deerfield, Illinois, a suburb of Chicago. We acquired Ten Parkway North for approximately $25,000,000, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $1,014,000 acquisition fee. Ten Parkway North is a 99,566 square foot, three-story office building constructed in 1999 that is 100% leased to Markel Midwest, Inc. through January 2020 and is used as a regional headquarters building. Markel Midwest, Inc. is an operating subsidiary of Markel Corporation (NYSE: MKL), an international insurance holding company that sells specialty insurance products and programs to a variety of niche markets. The estimated acquisition cap rate for Ten Parkway North is 7.5%.(1)

On October 15, 2010, we entered into two agreements of sale, one with 70 Hudson Street, L.L.C. and 70 Hudson Street Urban Renewal Associates, L.L.C. and the other with 90 Hudson Street, L.L.C. and 90 Hudson Street Urban Renewal Associates, L.L.C., all unrelated third parties, to acquire, subject to customary closing conditions, two office buildings located at 70 Hudson Street, or 70 Hudson, and 90 Hudson Street, or 90 Hudson, in Jersey City, New Jersey, or collectively, 70 & 90 Hudson. The total of the two purchase prices for 70 & 90 Hudson is $310,000,000, exclusive of customary closing costs and the assumption of approximately $240,000,000 in two existing mortgage loans. We anticipate that the estimated $70,000,000 balance of the aggregate purchase price will be funded using the net proceeds from this offering. We deposited $3,000,000 into an escrow account upon the execution of the agreements that is refundable in the event certain closing conditions are not met. 70 Hudson is a 409,272 square foot, 12-story office building constructed in 2000 that is 100% net-leased through January 2016 to Long Island Holding, LLC, a wholly-owned subsidiary of Barclays Capital, Inc., a leading global investment bank based in the United Kingdom. Barclay’s Capital Inc. is the investment banking division of Barclay’s Bank PLC (NYSE: BCS), a global bank. 90 Hudson is a 418,046 square foot, 12-story office building constructed in 1999 that is 100% leased with approximately 59% of the building leased through December 2024 to Lord Abbett & Co., LLC, an employee owned investment manager. While we anticipate that these acquisitions will close during the first quarter of 2011, the agreements to acquire the properties are subject to a number of contingencies and therefore there can be no assurances that these acquisitions will occur.

On October 8, 2010, we entered into a purchase and sale agreement with the Teachers Insurance and Annuity Association of America, or TIAA, an unrelated third party, to acquire, subject to customary closing conditions, a portfolio of seven warehouse distribution centers, or the National Industrial Portfolio, located in Arizona, Florida, Kentucky, Ohio, Texas and Utah, for an aggregate purchase price of approximately $95,000,000, exclusive customary closing costs.

The National Industrial Portfolio consists of seven warehouse distribution centers constructed between 1998 and 2002 located in the markets of Dallas/Fort Worth, Texas; Cincinnati, Ohio; Columbus, Ohio; Phoenix, Arizona; Salt Lake City, Utah; and Jacksonville, Florida. The National Industrial Portfolio totals approximately 2,534,037 square feet and is currently 80.5% leased to 10 tenants. On October 27, 2010, we acquired six of the seven warehouse distribution centers that comprise the National Industrial Portfolio, using the net proceeds from this offering, as detailed below. Upon closing, we paid the Investment Advisor a $1,224,000 acquisition fee.

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

While we anticipate that the acquisition of the seventh property in the National Industrial Portfolio will close during the fourth quarter of 2010, the agreement to acquire the seventh property is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

Property and Market	Year Built	Tenant	Net Rentable Square Feet	Percentage Leased	Leased Expiration	Approximate Total Acquisition Cost	Acquisition Cap Rate(1)
4701 Gold Spike Drive Dallas, TX	2002	ConAgra Foods	420,360	100%	04/2025	$20,000,000	7.8%
		Packaged Foods, LLC

1985 International Way Cincinnati, OH	1998	McLane Foodservice, Inc.	189,400	100%	12/2013	$14,750,000	9.2%

Tolleson Commerce Park II Phoenix, AZ	1999	Menlo Logistics, Inc.;	217,422	47.3%;	07/2011;	$9,500,000	9.3%
		Docusafe of Phoenix, Inc.;		30.6%;	03/2017;
		Weber Distribution, LLC		22.1%	02/2012

Rickenbacker II Columbus, OH	1999	Excel, Inc	434,120	47.4%	12/2011	$8,750,000	5.4%

Summit Distribution Center Salt Lake City, UT	2001	Cummins Filtration, Inc.;	275,080	43.5%;	03/2014;	$12,500,000	8.4%
		Big O Development, LLC;		39.1%;	11/2013;
		Marko Product, Inc.		17.4%	01/2013

3660 Deerpark Boulevard Jacksonville, FL	2002	ConAgra Foods	321,500	100%	07/2014	$15,750,000	8.8%
		Packaged Foods, LLC

On October 28, 2010, the European JV acquired Langenbach, located at 85416 Langenbach, Germany, a suburb of Munich, for approximately $23,339,643, exclusive of customary closing costs, using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $280,074 acquisition fee. Langenbach is a 225,106 square foot warehouse distribution center that was constructed in 2010 and is 100% leased to DSV Stuttgart GmbH & Co. KG, or DSV, through July 2015. DSV provides transportation services and logistics solutions globally. We own an 80% interest in the European JV. The estimated acquisition cap rate for Langenbach is 7.8%.(1)

On November 5, 2010, we entered into a purchase and sale agreement to acquire, subject to customary closing conditions, 100 Kimball Drive located at 100 Kimball Drive, Parsippany, New Jersey. The total purchase price for 100 Kimball Drive is $60,250,000, exclusive of customary closing costs. We anticipate that the acquisition will be funded using the net proceeds from this offering. We deposited $2,000,000 into an escrow account upon the execution of the agreement that is refundable in the event certain closing conditions are not met. 100 Kimball Drive is a five-story, 175,000 square foot office building constructed in 2007. 100 Kimball Drive is currently 100% net-leased to Deloitte LLP through July 2020. Deloitte LLP is the US member firm of Deloitte Touche Tohmatsu and one of the largest professional services firms in the United States. While we anticipate that this acquisition will close during the fourth quarter of 2010, the agreement to acquire 100 Kimball Drive is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

On November 5, 2010, we entered into a purchase and sale agreement to acquire, subject to customary closing conditions, Sky Harbor Operations Center located at 1820 E. Sky Harbor Circle South, Phoenix, Arizona. The total purchase price for Sky Harbor Operations Center is $53,500,000, exclusive of customary closing costs. We anticipate that the acquisition will be funded using the net proceeds from this offering. We deposited $1,000,000 into an escrow account upon the execution of the agreement that is refundable in the

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

event certain closing conditions are not met. Sky Harbor Operations Center is a two-story 396,179 square foot office building constructed in 2003. Sky Harbor Operations Center is currently 100% net-leased to JPMorgan Chase Bank, National Association, or JPMorgan, through September 2027. JPMorgan is a subsidiary of JP Morgan Chase & Co. and provides commercial banking and retail financial services. While we anticipate that this acquisition will close during the fourth quarter of 2010, the agreement to acquire Sky Harbor Operations Center is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

On November 15, 2010, we acquired four office buildings located at 22110 Pacific Boulevard, 22260 Pacific Boulevard, 22265 Pacific Boulevard and 22270 Pacific Boulevard as well as two parcels of undeveloped land located at 22275 Pacific Boulevard and 22341 Dresden Street in Dulles, Virginia, or collectively, Pacific Corporate Park. The total purchase price for Pacific Corporate Park was approximately $144,500,000, exclusive of customary closing costs, that we funded using the net proceeds from this offering. Upon closing, we paid the Investment Advisor a $2,167,500 acquisition fee. Pacific Corporate Park consists of four office buildings constructed between 2000 and 2002 totaling approximately 696,387 square feet plus 22 acres of additional land entitled for two 180,000 square foot buildings. Pacific Corporate Park is currently 100% net-leased, with 96% leased through February 2021 to Raytheon Company (NYSE: RTN), a developer of products, services and solutions in the defense industry. The estimated acquisition cap rate for Pacific Corporate Park is 6.8%.(1)

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses

Management of the Company

This section updates the biography of one of our trustees included under the section “—Our Executive Officers and Trustees,” which begins on page 69 of our prospectus.

Martin A. Reid. Mr. Reid has been one of our trustees since March 2005. Mr. Reid is the Executive Vice President, Development and Acquisitions at Interstate Hotels & Resorts where he focuses on sourcing and acquiring hotels and identifying management contract opportunities. Prior to joining Interstate, Mr. Reid was a partner in Cheswold Real Estate Investment Management from 2008 through 2010. Prior to that, Mr. Reid was the Chief Executive Officer of the General Partner of Redstone Hotel Partners, advising on hotel transactions and fund raising activities from 2006 until 2008. From 1998 until 2006, Mr. Reid was a Managing Director of Thayer Lodging where he was responsible for acquisitions and dispositions. Mr. Reid has a broad professional background in real estate investment, capital markets and finance, including experience in public accounting and financial reporting. Prior to joining Thayer Lodging in 1998, Mr. Reid spent four years as a Principal at LaSalle Advisors in Baltimore, Maryland, successor through merger to Alex. Brown Kleinwort Benson, where he originated and closed real estate transactions for pension fund clients. Prior to his tenure with LaSalle, Mr. Reid spent several years in acquisitions and dispositions with real estate investment and advisory affiliates of Merrill Lynch & Co. and Chase Manhattan Bank, where he was involved in the acquisition of several office, retail and residential properties and portfolios. Mr. Reid received a B.S. in Accounting from the State University of New York at Albany and an M.B.A. in Financial Management from Pace University. Mr. Reid is a Member of the American Institute of Certified Public Accountants and is a Full Member of the Urban Land Institute (ULI).

The Investment Advisor

This section updates the ages of certain of the executive officers of our Investment Advisor included under the section “The Investment Advisor,” which begins on page 73 of our prospectus.

The executive officers of the Investment Advisor are as follows:

Name	Age	Position
Jack A. Cuneo	62	President and Chief Executive Officer
Laurie E. Romanak	50	Managing Director
Douglas J. Herzbrun	55	Managing Director/Global Head of Research
Philip L. Kianka	54	Director of Operations
Christopher B. Allen	43	Director of Finance
Nickolai S. Dolya	33	Director of Capital Markets
Charles W. Hessel	39	Director of Investments
Hugh S. O’Beirne	39	Senior Counsel
Brian D. Welcker	61	Director of Asset Management
G. Eric Fraser	60	Director of Accounting

Distribution Policy

This section contains certain information that supplements and updates the information under the section “Distribution Policy,” which begins on page 37 of our prospectus.

The following table presents total distributions declared and paid and distributions per share:

2010 Quarters	First	Second	Third
Total distributions declared and paid	$16,841,000	$19,266,000	$21,623,000
Distributions per share	$0.15	$0.15	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.1212	$0.0540	$0.0826
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0288	$0.0960	$0.0674

2009 Quarters	First	Second	Third	Fourth
Total distributions declared and paid	$10,066,000	$11,181,000	$12,767,000	$14,750,000
Distributions per share	$0.15	$0.15	$0.15	$0.15
Amount of distributions per share funded by cash flows provided by operating entities	$0.0903	$0.0643	$0.1309	$0.0434
Amount of distributions per share funded by uninvested proceeds from financings of our properties	$0.0597	$0.0857	$0.0191	$0.1066

For the quarter ended September 30, 2010, distributions were funded 55.08% by cash flows provided by operating activities and 44.92% from uninvested proceeds from financings of our properties. In addition, distributions totaling $8,390,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended September 30, 2010.

For the quarter ended June 30, 2010, distributions were funded 35.79% by cash flows provided by operating activities and 64.21% from uninvested proceeds from financings of our properties. In addition, distributions totaling $7,318,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended June 30, 2010.

For the quarter ended March 31, 2010, distributions were funded 80.79% by cash flows provided by operating activities and 19.21% from uninvested proceeds from financings of our properties. In addition, distributions totaling $6,197,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during the quarter ended March 31, 2010.

Our 2009 distributions were funded 53.78% by cash flows provided by operating activities and 46.22% from uninvested proceeds from financings of our properties. In addition, distributions totaling $17,600,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during 2009.

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the fourth quarter of 2010. The distribution will be calculated on a daily basis and paid on January 14, 2011 to shareholders of record during the period from October 1, 2010 through and including December 31, 2010.

Summary Selected Financial Data

This section supersedes the information under the section “Summary Selected Financial Data,” which begins on page 39 of our prospectus.

Summary Selected Financial and Operating Data

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our incorporated documents.

The summary historical consolidated balance sheet information as of September 30, 2010 and 2009, December 31, 2009, 2008, 2007, 2006 and 2005 as well as the summary historical consolidated statement of operations information for the nine months ended September 30, 2010 and September 30, 2009 and for the periods ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our historical consolidated financial statements.

Our unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 is presented as if the acquisition of the National Industrial Portfolio and Pacific Corporate Park had taken place on September 30, 2010. The National Industrial Portfolio was acquired on October 27, 2010 and Pacific Corporate Park was acquired on November 15, 2010.

Our unaudited summary selected pro forma consolidated financial data is presented for the nine months ended September 30, 2010 and for the year ended December 31, 2009. Our unaudited summary selected pro forma consolidated statements of operations data for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are based on our historical consolidated statements of operations and gives effect to the acquisitions of the following properties as if they were acquired on January 1, 2009, (i) the 13201 Wilfred Lane property which was acquired on June 29, 2009, (ii) the 3011, 3055, 3077 Comcast Place property which was acquired on July 1, 2009, (iii) the 12650 Ingenuity Drive property which was acquired on August 5, 2009, (iv) the Northpoint III property, a Duke joint venture interest which was acquired on October 15, 2009, (v) the West Point Trade Center property which was acquired on December 30, 2009, (vi) the Miramar I property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (vii) the Miramar II property which was acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (viii) the 3900 North Paramount Parkway, 3900 South Paramount Parkway and 1400 Perimeter Park Drive properties, a Duke joint venture interest which was acquired on March 31, 2010, (ix) the 5160 Hacienda Drive property which was acquired on April 8, 2010, (x) the 10450 Pacific Court Center property which was acquired on May 7, 2010, (xi) the Amber Park and Brackmills properties, UK JV interests which were acquired on June 10, 2010, (xii) the Düren and Shönberg properties, European JV interests which were acquired on June 10, 2010, (xiii) the 225 Summit Avenue property which was acquired on June 21, 2010, (xiv) the One Wayside Road property which was acquired on June 24, 2010, (xv) the 100 Tice Blvd. property which was acquired on September 28, 2010 and (xvi) the National Industrial Portfolio which was acquired on October 27, 2010.

Our unaudited pro-forma financial information is not necessarily indicative of what our results of operations would have been for the periods indicated, nor does it purport to represent our future results of operations.

	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Nine Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,	Year Ended December 31,
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenues
Rental	$62,839	$46,529	$33,467	$83,649	$47,023	$33,396	$14,028	$6,630	$4,614
Tenant Reimbursements	11,724	8,947	6,257	14,934	9,301	6,753	2,633	1,830	872

Total Revenue	74,563	55,476	39,724	98,583	56,324	40,149	16,661	8,460	5,486

Expenses
Operating and Maintenance	6,356	5,130	3,618	7,497	4,974	3,248	1,057	860	367
Property Taxes	9,872	7,836	5,457	12,032	7,624	5,479	1,778	1,103	563
Interest	12,970	10,232	8,220	16,274	11,378	10,323	5,049	1,784	1,195
General and Administrative Expense	4,314	4,243	2,910	4,709	4,246	3,320	1,853	851	359
Property Management Fee to Related Party	1,179	607	459	1,588	656	491	160	41	7
Investment Management Fee to Related Party	9,976	8,050	5,584	12,513	7,803	3,964	1,547	739	603
Class C Fee to Related Party	—	—	—	—	—	—	—	145	459
Acquisition Expenses	7,414	7,414	3,534	14,683	5,832	—	—	—	—
Depreciation and Amortization	26,424	21,902	18,371	35,202	25,093	17,171	8,050	4,618	2,478
Loss on Impairment	—	—	—	9,160	9,160	—	—	—	—

Total Expenses	78,505	65,414	48,153	113,658	76,766	43,996	19,494	10,141	6,031

Other Income and Expenses
Interest and Other Income	931	931	338	349	344	2,039	2,855	255	460
Net Settlement (Payments) Receipts on Interest Rate Swaps	(1,012)	(1,012)	(436)	(660)	(660)	65	—	—	—
(Loss) Gain on Interest Rate Swaps and Cap	(239)	(239)	19	89	89	(1,496)	—	—	—
(Loss) Gain on Note Payable at Fair Value	(98)	(98)	(802)	(807)	(807)	1,168	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	—	—	—	—	—	(3,451)	—	—	—
Loss on Early Extinguishment of Debt	(72)	(72)	—	—	—	—	—	—	—

Total Other Income and (Expenses)	(490)	(490)	(881)	(1,029)	(1,034)	(1,675)	2,855	255	460

(Loss) Income Before Provision for Income Taxes and Equity in Income (Loss) of Unconsolidated Entities	(4,432)	(10,428)	(9,310)	(16,104)	(21,476)	(5,522)	22	(1,426)	(85)
(Provision) Benefit for Income Taxes	(248)	(248)	(131)	(169)	(169)	82	(279)	—	—
Equity in Income (Loss) of Unconsolidated Entities	6,698	5,385	(1,775)	10,008	2,743	(1,242)	(150)	—	—

Net Income (Loss)	2,018	(5,291)	(11,216)	(6,265)	(18,902)	(6,682)	(407)	(1,426)	(85)

Net (Income) Loss Attributable to Non-Controlling Operating Partnership Units	(4)	9	36	12	54	26	4	(1,058)	(7)

Net Income (Loss) Attributable to CB Richard Ellis Realty Trust Shareholders	$2,014	$(5,282)	$(11,180)	$(6,253)	$(18,848)	$(6,656)	$(403)	$(2,484)	$(92)

Per Share Data:
Basic and Diluted Net Income (Loss) Per Share	$0.02	$(0.04)	$(0.15)	$(0.08)	$(0.23)	$(0.14)	$(0.02)	$(0.35)	$(0.01)

Weighted Average Common Shares Outstanding—Basic and Diluted	128,405,833	128,405,833	74,649,787	81,367,593	81,367,593	46,089,680	18,545,418	7,010,722	6,967,762
Dividends Declared Per Share	$0.45	$0.45	$0.45	$0.60	$0.60	$0.59	$0.54	$0.50	$0.42

	Pro Forma Consolidated	Historical Consolidated		Historical Consolidated
	Nine Months Ended September 30,	September 30,		December 31,
	2010	2010	2009	2009	2008	2007	2006	2005
				(in thousands)
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$1,019,128	$793,378	$593,486	$639,573	$484,827	$309,805	$70,650	$57,163
Investments in Unconsolidated Entities	323,467	323,467	161,643	214,097	131,703	101	—	—
Total Assets	1,530,788	1,535,352	954,803	1,059,019	709,920	435,751	97,807	94,118
Notes Payable	269,883	269,883	212,742	212,425	177,161	116,876	34,975	34,975
Loan Payable	25,000	25,000	—	—	—	45,000	—	—
Total Liabilities	353,437	353,437	258,483	256,556	220,249	189,224	44,834	41,510
Non-controlling Interest	2,464	2,464	2,464	2,464	2,464	2,464	2,464	250
Shareholders’ Equity	1,174,887	1,179,451	693,856	799,999	487,207	244,063	50,509	52,358
Total Liabilities and Shareholders’ Equity	1,530,788	1,535,352	954,803	1,059,019	709,920	435,751	97,807	94,118

Non-GAAP Supplemental Financial Measure: Funds from Operations

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient by themselves. Consequently, the National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a supplemental measure of REIT operating performance.

FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net income. FFO, as we define it, is presented as a supplemental financial measure. Management believes that FFO is a useful supplemental measure of REIT performance. FFO does not present, nor do we intend for it to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.

We compute FFO in accordance with standards established by NAREIT. Modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business and provide greater transparency to the investing public as to how their management team considers their results of operations. As a result, our FFO may not be comparable to FFO as reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Management believes that NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time, and that depreciation charges required by GAAP do not always reflect the underlying economic realities. Likewise, the exclusion from NAREIT’s definition of FFO of gains and losses from the sales of previously depreciated operating real estate assets, allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. Thus, FFO provides a performance measure that, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates and operating costs. Management also believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs, since FFO is generally recognized as the industry standard for reporting the operations of REITs.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, which excludes the effects of acquisition costs, any non-cash impairment charges and unrealized (gain) loss in an unconsolidated entity. We believe that adjusting FFO to exclude these acquisition costs, impairment charges and unrealized (gain) loss in an unconsolidated entity more appropriately presents our results of operations on a comparative basis. The items that we exclude from FFO, as adjusted, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. The economics underlying these excluded items are not the primary factors in management’s decision-making process. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions. Therefore, while our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to similarly named measures of other REITs and real estate companies, we believe that it provides a meaningful supplemental measure of our operating performance. We believe that investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy, thus fostering a greater degree of transparency into our management process.

Neither FFO, nor FFO as adjusted, represents cash generated from operating activities in accordance with GAAP and should not be considered as alternatives to (i) net income (determined in accordance with GAAP), as indications of our financial performance, or (ii) to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that to further understand our performance, each of FFO and FFO, as adjusted, should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents our FFO and FFO, as adjusted for the three months ended September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009 (in thousands, except per share data):

	Three Months Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Reconciliation of net income (loss) to funds from operations:
Net income (loss) attributable to CB Richard Ellis Realty Trust Shareholders	$(1,206)	$(4,221)	$145	$(7,669)
Adjustments:
Non-controlling interest	(2)	(8)	1	(17)
Real estate depreciation and amortization	7,941	6,717	7,243	6,722
Realized gain from transfer of real estate to unconsolidated entities	—	—	(154)	—
Net effect of FFO adjustment from unconsolidated entities(1)	4,661	4,382	3,715	3,687

FFO	$11,394	$6,870	$10,950	$2,723
Other Adjustments:
Acquisition expenses/Organization expenses(2)	2,592	5,529	$382	$2,298
Real estate impairment loss	115	—	—	9,160
Unrealized loss (gain) in unconsolidated entity		(373)	24	(3,988)

FFO, as adjusted	$14,101	$12,026	$11,356	$10,193

FFO per share (basic and diluted)	$0.08	$0.05	$0.10	$0.03
FFO, as adjusted, per share (basic and diluted)	$0.10	$0.09	$0.10	$0.10

(1)

Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) for each of our unconsolidated entities multiplied by our ownership interest in each of these unconsolidated entities during the quarter ended September 30, 2010 and multiplied by the percentage of income or loss recognized by us for each of these unconsolidated entities during the prior quarters.

(2)	In addition to organization and acquisition costs incurred in our consolidated results, this adjustment also includes our portion of acquisition costs incurred within our unconsolidated entities.

Description of Shares

This section contains certain information that supplements the description of our Share Redemption Program following the caption “Description of Shares—Share Redemption Program,” which begins on page 89 of our prospectus.

For the three and nine months ended September 30, 2010, we received requests to redeem 376,689.84 and 1,221,867,.41 common shares pursuant to our share redemption program. We redeemed 100% and 100% of the redemption requests for the three and nine months ended September 30, 2010, respectively, at an average price per share of $9.08 and $9.08, respectively. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our dividend reinvestment plan.

Experts

This section contains certain information that supplements and updates the information under the section “Experts,” which begins on page 124 of our prospectus.

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Annual Report on Form 10-K of CB Richard Ellis Realty Trust and its subsidiaries, or the Company, for the year ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC Topic 805 Business Combinations, as of January 1, 2009), and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC and subsidiaries as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and the period from April 29, 2008 (inception) through December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements refers to a change in accounting for business combinations.

The combined statements of assets, liabilities and partners’ capital and combined schedules of real estate related investments of CB Richard Ellis Strategic Partners Asia II, L.P. and CB Richard Ellis Strategic Partners Asia II-A, L.P., Cayman Islands exempted limited partnerships, as of December 31, 2008 and 2007 and the related combined statements of operations, partners’ capital and cash flows for the year ended December 31, 2008 and the period from July 9, 2007 (inception) through December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent auditors, for 2008, and KPMG LLP, independent auditors, for 2007, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The historical combined statement of revenues and direct operating expenses for the year ended December 31, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K dated October 27, 2010 and filed with the SEC on November 19, 2010, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 15 to our prospectus dated April 28, 2010 “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this Supplement No. 15:

¡	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 13, 2010;

¡	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 12, 2010;

¡	Our Current Report on Form 8-K, filed on April 19, 2010;

¡	Our Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Shareholders, filed on April 20, 2010;

¡	Our Current Report on Form 8-K, filed June 11, 2010;

¡	Our Current Report on Form 8-K, filed on June 16, 2010;

¡	Our Current Report on Form 8-K, filed on October 21, 2010;

¡	Our Current Report on Form 8-K, filed on October 29, 2010;

¡	Our Current Report on Form 8-K, filed on November 2, 2010; and

¡	Our Current Report on Form 8-K, filed on November 19, 2010.

You can obtain any of the documents incorporated by reference in this Supplement No. 15 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
NATIONAL INDUSTRIAL PORTFOLIO
Independent Auditors’ Report	*
Historical Combined Statements of Revenues and Direct Operating Expenses For the Year Ended December 31, 2009 and For the Unaudited Nine-Month Period Ended September 30, 2010	*
Notes to the Historical Combined Statements of Revenues and Direct Operating Expenses For the Year Ended December 31, 2009 and For the Unaudited Nine-Month Period Ended September 30, 2010	*

PRO FORMA FINANCIAL INFORMATION
Pro Forma Condensed Consolidated Financial Statements (unaudited)	*
Pro Forma Condensed Consolidated Balance Sheet As of September 30, 2010 (unaudited)	*
Pro Forma Condensed Consolidated Statements of Operations For the Nine Months Ended September 30, 2010 (unaudited)	*
Pro Forma Condensed Consolidated Statements of Operations For the Period Ended December 31, 2009 (unaudited)	*
Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)	*

* See “Incorporation of Certain Information by Reference.”

F-1